Exhibit 99.1

For Immediate Release	Symbol: POT
April 29, 2010
Listed: TSX, NYSE
PotashCorp Reports Second Highest First-Quarter Earnings
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported first-quarter earnings of $1.47 per share1 ($449.2 million), the second highest first-quarter result in company history and a 46 percent increase over the $1.01 per share ($307.4 million) earned in the same period last year. Following an unprecedented decline in fertilizer demand in 2009, buyers returned to the market and purchased more of all three nutrients in the quarter, most notably potash. As a result, our core nutrient generated 72 percent of total first-quarter gross margin of $715.1 million, which was more than triple the $228.1 million in last year’s first quarter. Earnings before interest, taxes, depreciation and amortization2 (EBITDA) of $763.2 million and cash flow prior to working capital changes2 of $587.9 million were up significantly from $290.9 million and $182.9 million, respectively, generated in the same quarter last year.
Our offshore investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Química y Minera de Chile S.A. (SQM) in Chile contributed $26.2 million to other income in the quarter, down from $37.9 million earned during the same period last year. The market value of our investments in these publicly traded companies, together with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, was $7.5 billion as of market close on April 28, 2010, equating to approximately $25 per PotashCorp share.
“The transition from the challenging environment of 2009 was reflected in our first-quarter earnings,” said PotashCorp President and Chief Executive Officer Bill Doyle. “With soil nutrient shortfalls created by nearly 18 months of substantially reduced fertilizer consumption, farmers began to resume the more scientifically sound fertilization practices essential to sustain crop production. This was an important step in preparing for the longer-term challenge of feeding a growing global population.”
Market Conditions
The initial signs of improving fertilizer demand that appeared late in 2009 gained a stronger foothold during the first quarter as farmers began responding to the science — and the favorable economics — of crop production. This was especially evident in North America, as fertilizer distributors increased purchasing to meet the immediate needs of their customers.
Significant commitments by buyers in all major markets appeared to underpin customer confidence that potash prices had stabilized; the lack of such confidence being a major hurdle to purchases in 2009. After a late harvest and weather-constrained fall season, North American potash producers shipped record volumes to domestic customers during the first quarter of 2010, more than quadruple the total shipped in the same period last year and 34 percent above the five-year average (2004-2008) prior to the global economic downturn. Offshore shipments from North American producers improved significantly as buyers purchased nearly triple the total of last year’s first quarter. India settled quarterly and annual contracts with most major producers during the quarter. With supportive palm oil economics, Southeast Asia substantially increased purchasing activity. Volumes on annual contracts settled between China and other global producers began to move, while Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, entered into a short-term contract for tonnes to China in the quarter. In Latin America, potash buyers displayed a stronger appetite in advance of its usual heavy buying season.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3  PHONE (306) 933-8520  FAX (306) 933-8844

By the end of first-quarter 2010, recovering demand drove potash inventories for North American producers almost 40 percent below 2009 year-end levels and more than 20 percent lower than the previous five-year average. However, given that world potash markets are in the early stages of recovery, North American price increases announced for March were just beginning to be realized by the end of the quarter, while increases announced for Latin America, which typically buys more heavily in the second half of the calendar year, had not yet been realized.
In phosphate, strong North American demand, the escalation of prices for sulfur and ammonia and low producer inventories led to price increases, primarily for solid fertilizers. In nitrogen, the expectation of strong direct ammonia applications this spring and improved industrial demand moved shipments and prices higher as the quarter progressed. US producers benefited from a natural gas cost advantage over higher-cost export regions.
Potash
Significantly improved demand resulted in record first-quarter potash gross margin of $516.4 million, more than triple the $166.6 million generated in the same period last year, when the economic downturn slowed potash movement around the world.
Our first-quarter sales totaled 2.5 million tonnes, five times higher than the 0.5 million tonnes sold in the same quarter of 2009. Sales to the North American market surged to a record 1.3 million tonnes, exceeding the previous record of 1.1 million tonnes achieved in the second quarter of 2004. Our ability to meet this demand displayed the strength of our warehousing and distribution system in supplying the needs of just-in-time buyers. Our total offshore sales in this year’s first quarter rebounded strongly to 1.2 million tonnes, primarily on the strength of demand in Asia (excluding China and India), which represented 51 percent of Canpotex volumes. Shipments to Latin America accounted for 19 percent of Canpotex quarterly volumes, while China took 16 percent and India 7 percent.
The average realized price for the quarter was $321 per tonne, approximately 40 percent lower than in the same quarter last year, reflecting new pricing levels established in major markets.
In response to tightening inventories and rising demand, we raised our operating rate and took considerably fewer shutdown weeks. The 2.0 million tonnes produced in first-quarter 2010 was 88 percent higher than in the same period last year. With higher production totals, our per-tonne cost of goods sold declined as fixed costs were spread over more tonnes.
Phosphate
First-quarter phosphate gross margin of $66.1 million far surpassed the $7.3 million generated in the first quarter of 2009, reflecting improved demand. Solid phosphate fertilizers benefited most immediately from tightening supply/demand fundamentals as higher prices during the quarter lifted gross margin for these products to $24.7 million. Liquid fertilizers contributed $10.8 million, industrial products $11.7 million and feed products $15.2 million.

Rising demand for all products, particularly liquid fertilizers, raised phosphate sales to 0.9 million tonnes for the quarter, 44 percent above the 0.6 million tonnes sold in the first quarter last year. Prices for solid fertilizers were up 25 percent from 2009’s first quarter, a reflection of improved demand and the escalation of costs for sulfur and ammonia inputs. Prices for liquid fertilizers and feed phosphate products, which are typically set on a short-term contract basis and therefore temporarily lag current market prices, were down 28 percent and 29 percent, respectively, from first-quarter 2009 levels. Similarly, certain industrial products are priced on a cost-plus or market-index scale and trail market conditions, which resulted in a 34 percent decline from last year’s first quarter.
Phosphate per-tonne cost of goods sold was considerably lower than in first-quarter 2009. Although spot prices for sulfur and ammonia were higher in the first quarter of 2010, cost for these inputs included in cost of goods sold was lower than in the same period last year when inventory containing higher-cost inputs was sold. Higher operating rates also contributed to lower per-tonne costs.
Nitrogen
Improved sales volumes and higher prices drove nitrogen gross margin to $132.6 million in first-quarter 2010, 145 percent higher than the $54.2 million earned in the same quarter last year. Our large-scale Trinidad operation, which benefits from longer-term, lower-cost natural gas contracts, generated $78.9 million of that total, while our US operations added $53.7 million.
Due to improved demand in first-quarter 2010, our nitrogen sales volumes totaled 1.3 million tonnes, which was 5 percent higher than in 2009’s first quarter. Recovering demand for industrial products and strong fertilizer movement in advance of the US spring planting season resulted in average ammonia realized prices reaching $343 per tonne, up 81 percent from the first quarter of 2009. Urea prices were up 14 percent while nitrogen solutions/nitric acid/ammonium nitrate prices declined 5 percent from the same period last year.
Our total average natural gas cost included in production, including our hedge, was $4.92 per MMBtu for the first quarter, a 34 percent increase from the same quarter of 2009. This increase was largely a result of higher Tampa ammonia prices — the benchmark to which our Trinidad gas costs are indexed.
Financial
In first-quarter 2010, we raised our ownership interest in ICL from approximately 11 percent to almost 14 percent by purchasing 32.4 million additional shares for $422.3 million. We also continued to spend on our potash expansions, which made up the majority of the $453.0 million in first-quarter capital expenditures on property, plant and equipment, with all projects proceeding on schedule and on budget.
Provincial mining and other taxes of $22.5 million for the quarter were less than the $33.0 million in the first quarter of 2009, largely a result of lower potash prices and our forecast for continued significant deductible capital expenditures on our Saskatchewan potash expansion projects in 2010. First-quarter income tax expense was $182.4 million, which included a discrete, prior period charge of $18.2 million associated with our 2009 income taxes and $6.3 million as a result of the recent US legislative changes to Medicare Part D adopted during the quarter. This compared to a $113.7 million recovery in the same quarter last year. The change reflected higher earnings in 2010, as well as last year’s non-cash future income tax recovery for offshore restructuring and income tax benefit related to higher permanent deductions in the US from prior years.
Outlook
We believe 2010 represents the transition to a new and necessary period of growth, and encouraging signs reinforce our view of strong fertilizer demand in the coming years. After an unprecedented decline in fertilizer applications in 2009, replenishment of soil nutrient levels — essential to protect global food production — is re-emerging as a priority. Large, high-yield crops remove significant amounts of nutrients from the soil, which must be replaced in order to maintain production on existing land and achieve yield potential.

While bountiful harvests have increased global grain stocks-to-use ratios from record-low levels in 2007, meeting the world’s rising food requirements is expected to be an ongoing challenge and cannot be addressed in a single growing season. Food inflation concerns in developing countries are issues of national security, and governments are focusing their efforts on productivity, recognizing that balanced crop nutrition is an essential component in feeding their growing populations. India recently implemented a Nutrient Based Subsidy program to encourage farmers to improve fertility practices. In China, where crop prices are higher than in other parts of the world, the government is increasing its support for agronomy programs, including the increased use of soil testing, to improve farming practices and food production. The long-term trends of growth in global food consumption remain intact and are expected to support crop prices at levels well above historical norms, allowing farmers to generate solid economic returns. Rising livestock prices reflect early indications of a recovery in this sector, which will put additional pressure on grain supplies. These positive factors will help lay the groundwork for improved fertilization and increased food production.
We believe rising demand will require more of all three nutrients, and that potash holds the greatest potential in the years to come. Before the economic downturn, farmers in many countries were working to correct nutrient imbalances created by decades of under-application of potash. Over the past 18 months that imbalance became more pronounced as potash inventories — in the supply chain and in soils — were drawn down. With fertilizer buyers exhibiting greater confidence, stronger demand is taking hold. Producer inventories built during 2009 are being drawn down, and demand is absorbing more capacity. In this improving environment, we anticipate potash supply/demand fundamentals will continue to tighten, providing the potential for improved margins.
As demand growth returns to the historical trend line, we believe additional capacity will be necessary. PotashCorp’s current expansion projects represent the largest percentage of brownfield expansions underway around the world, giving us the potential to capture a larger percentage of this new demand.
While potash markets are working through this transition, we anticipate global shipments in 2010 will approximate 50 million tonnes. This is still below historical trend levels and is expected to only meet immediate consumption requirements. It does not address the eventual need to restock inventory levels as fertilizer distributors remain cautious about purchasing beyond their immediate needs.
In North America, good spring weather is enabling farmers to move rapidly forward with fertilizer applications and planting. We expect this, combined with the desire among most fertilizer distributors to end the spring season with empty bins, to result in second-quarter shipments above last year but below historical levels. However, expectations could be exceeded if farmers become more aggressive in their planting and fertilizer decisions or distributors begin to restock product. With limited inventory expected in the supply chain, we anticipate strong shipments in the second half will be required to meet typical fall application demands, pushing North American potash volumes for the calendar year to 8.5-9.5 million tonnes.
In Latin America, distributors ended 2009 with historically low fertilizer inventories, especially in potash. Given supportive crop economics and improved credit availability, we forecast demand to begin accelerating towards the end of the second quarter. We anticipate a rebound in demand for potash will push Latin American import volumes in 2010 to the range of 7.0-8.0 million tonnes.
India could reach near-record potash import levels (5.5-6.0 million tonnes) for the 2010 calendar year. While producers that settled annual contracts have committed to a significant portion of these tonnes, we anticipate India will require additional potash in the second half to meet its requirements. Canpotex will continue to ship product through the first half to fulfill its quarterly purchase agreement. China has been slower to respond, impacted by weak farmer engagement as a result of poor weather conditions in key growing regions. The majority of Canpotex’s first-quarter commitment to China has been shipped, but we anticipate additional tonnage will be required in the second half of the year. We expect China to consume 8.5-9.0 million tonnes of potash (KCl), bringing its imports to 4.5-5.0 million tonnes in 2010. In Asia (excluding China and India), strong demand is expected to bring 2010 imports to 5.5-6.0 million tonnes.

Based on these conditions, we estimate our 2010 potash segment gross margin will be within the range of $1.5-$1.8 billion and total sales between 7.4 million and 8.0 million tonnes. With operational capability of approximately 11.2 million tonnes in 2010, we will continue to follow our strategy of matching supply to market demand, and expect to initiate production curtailments for inventory control purposes over the course of the year.
In phosphate, lower producer inventories and strong agricultural demand in North America, India and Latin America are expected to maintain a healthy market for the remainder of 2010. In feed, we announced a 10-percent price increase that we anticipate will be predominantly reflected in second-quarter realized prices. Improving demand for industrial nitrogen and strong spring ammonia applications are expected to support nitrogen prices.
In phosphate and nitrogen, we now expect to generate combined gross margin of approximately $500-$700 million in 2010.
Our 2010 annual effective tax rate including discrete items is now forecast between 25 percent and 27 percent.
Given these factors, PotashCorp now expects 2010 net income per share in the range of $4.50-$5.25 per diluted share, including $1.00-$1.30 in the second quarter.
Conclusion
“We believe the higher demand we are seeing today is a precursor to a longer-term rebound as farmers strive to catch up on applications missed in 2009 and work to meet the increasing need for food production in the years ahead,” said Doyle. “Food and fertilizer are essential industries for global and human development, and cannot be managed with a short-term view. Our strategies are designed to maximize the value of our resources over the long term — helping farmers meet the growing global demand for food while delivering the best possible return for our shareholders.”
Notes
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10‑K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com
PotashCorp will host a conference call on Thursday, April 29, 2010 at 1:00 pm Eastern Time.
To join the call, dial (412) 317-0787 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available on the company’s website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2010	2009 (1)

Assets
Current assets
Cash and cash equivalents	$298.8	$385.4
Receivables (Note 2)	1,053.0	1,137.9
Inventories	576.5	623.5
Prepaid expenses and other current assets	134.2	124.9

	2,062.5	2,271.7

Property, plant and equipment	6,729.2	6,413.3
Investments	4,332.6	3,760.3
Other assets	362.9	359.9
Intangible assets	19.8	20.0
Goodwill	97.0	97.0

	$13,604.0	$12,922.2

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$764.0	$728.8
Payables and accrued charges	823.8	796.8
Current portion of derivative instrument liabilities	86.6	51.8

	1,674.4	1,577.4

Long-term debt (Note 3)	3,320.1	3,319.3
Derivative instrument liabilities	159.7	123.2
Future income tax liability	988.5	962.4
Accrued pension and other post-retirement benefits	287.1	280.8
Accrued environmental costs and asset retirement obligations	215.9	215.1
Other non-current liabilities and deferred credits	6.0	4.2

	6,651.7	6,482.4

Shareholders’ Equity
Share capital	1,443.5	1,430.3
Unlimited authorization of common shares without par value; issued and outstanding 296,287,750 and 295,975,550 at March 31, 2010 and December 31, 2009, respectively
Contributed surplus	148.6	149.5
Accumulated other comprehensive income	1,729.5	1,648.8
Retained earnings	3,630.7	3,211.2

	6,952.3	6,439.8

	$13,604.0	$12,922.2

(1)	Revised as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2010	2009 (1)

Sales (Note 4)	$1,713.6	$922.5
Less: Freight	105.2	37.6
Transportation and distribution	49.9	27.0
Cost of goods sold	843.4	629.8

Gross Margin	715.1	228.1

Selling and administrative	49.5	43.4
Provincial mining and other taxes	22.5	33.0
Foreign exchange loss (gain)	9.2	(30.2)
Other income (Note 5)	(28.2)	(35.0)

	53.0	11.2

Operating Income	662.1	216.9
Interest Expense (Note 6)	30.5	23.2

Income Before Income Taxes	631.6	193.7
Income Taxes (Note 7)	182.4	(113.7)

Net Income	449.2	307.4
Retained Earnings, Beginning of Period	3,211.2	2,348.5
Dividends	(29.7)	(29.6)

Retained Earnings, End of Period	$3,630.7	$2,626.3

Net Income Per Share (Note 8)
Basic	$1.52	$1.04
Diluted	$1.47	$1.01

Dividends Per Share	$0.10	$0.10

(1)	Revised as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2010	2009 (1)

Operating Activities
Net income	$449.2	$307.4

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	101.1	74.0
Stock-based compensation	2.3	2.5
Loss on disposal of property, plant and equipment	—	0.5
Foreign exchange on future income tax	2.1	(13.8)
Provision for (recovery of) future income tax	37.1	(117.1)
Undistributed earnings of equity investees	(26.2)	(37.9)
Derivative instruments	3.3	(45.3)
Other long-term liabilities	19.0	12.6

Subtotal of adjustments	138.7	(124.5)

Changes in non-cash operating working capital
Receivables	84.9	137.4
Inventories	42.3	60.6
Prepaid expenses and other current assets	(9.2)	(26.8)
Payables and accrued charges	82.6	(255.4)

Subtotal of changes in non-cash operating working capital	200.6	(84.2)

Cash provided by operating activities	788.5	98.7

Investing Activities
Additions to property, plant and equipment	(453.0)	(366.1)
Purchase of long-term investments	(422.3)	—
Proceeds from disposal of property, plant and equipment	0.1	0.3
Other assets and intangible assets	(15.4)	(11.2)

Cash used in investing activities	(890.6)	(377.0)

Cash before financing activities	(102.1)	(278.3)

Financing Activities
Proceeds from long-term debt obligations	400.0	760.0
Repayment and finance costs of long-term debt obligations	(150.0)	(690.4)
(Repayments of) proceeds from short-term debt obligations	(214.8)	215.1
Dividends	(29.7)	(29.7)
Issuance of common shares	10.0	1.6

Cash provided by financing activities	15.5	256.6

Decrease in Cash and Cash Equivalents	(86.6)	(21.7)
Cash and Cash Equivalents, Beginning of Period	385.4	276.8

Cash and Cash Equivalents, End of Period	$298.8	$255.1

Cash and cash equivalents comprised of:
Cash	$51.0	$42.7
Short-term investments	247.8	212.4

	$298.8	$255.1

Supplemental cash flow disclosure
Interest paid	$17.9	$15.5
Income taxes paid	$21.5	$147.2

(1)	Revised as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
(Net of related income taxes)	2010	2009 (1)

Net income	$449.2	$307.4

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (2)	126.1	73.7
Net losses on derivatives designated as cash flow hedges (3)	(53.2)	(45.2)
Reclassification to income of net losses on cash flow hedges (4)	9.0	8.6
Unrealized foreign exchange losses on translation of self-sustaining foreign operations	(1.2)	(0.1)

Other comprehensive income	80.7	37.0

Comprehensive income	$529.9	$344.4

(1)	Revised as described in Note 9.

(2)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities, and are net of income taxes of $NIL (2009 — $26.8).

(3)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(32.2) (2009 — $(27.5)).

(4)	Net of income taxes of $5.5 (2009 — $5.3).
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	March 31,	December 31,
(Net of related income taxes)	2010	2009 (1)

Unrealized gains on available-for-sale securities (2)	$1,876.5	$1,750.4
Net unrealized losses on derivatives designated as cash flow hedges (3)	(155.6)	(111.4)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations (4)	8.6	9.8

Accumulated other comprehensive income	1,729.5	1,648.8
Retained earnings	3,630.7	3,211.2

Accumulated Other Comprehensive Income and Retained Earnings	$5,360.2	$4,860.0

(1)	Revised as described in Note 9.

(2)	$2,026.8 before income taxes (2009 — $1,900.8).

(3)	$(248.5) before income taxes (2009 — $(177.6)).

(4)	$8.6 before income taxes (2009 — $9.8).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2009 annual consolidated financial statements.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2009 annual consolidated financial statements. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.	Receivables

	March 31,	December 31,
	2010	2009

Trade accounts — Canpotex Limited	$245.1	$164.3
— Other	399.8	264.4
Less allowance for doubtful accounts	(8.4)	(8.4)

	636.5	420.3
Income taxes receivable	190.2	287.4
Margin deposits on derivative instruments	169.8	108.9
Provincial mining and other taxes receivable	—	234.6
Other non-trade accounts	56.5	86.7

	$1,053.0	$1,137.9

3.	Long-Term Debt
During the three months ended March 31, 2010, the company received proceeds from its long-term credit facilities of $400.0, and made repayments of $150.0 under these facilities. At March 31, 2010, amounts outstanding under the credit facilities were $250.0 which were classified as current.
4.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$892.2	$401.3	$420.1	$—	$1,713.6
Freight	67.3	25.6	12.3	—	105.2
Transportation and distribution	28.6	9.8	11.5	—	49.9
Net sales — third party	796.3	365.9	396.3	—
Cost of goods sold	279.9	299.8	263.7	—	843.4
Gross margin	516.4	66.1	132.6	—	715.1
Depreciation and amortization	29.5	44.9	24.7	2.0	101.1
Inter-segment sales	—	—	25.8	—	—

	Three Months Ended March 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$269.2	$329.9	$323.4	$—	$922.5
Freight	6.7	18.2	12.7	—	37.6
Transportation and distribution	3.6	8.4	15.0	—	27.0
Net sales — third party	258.9	303.3	295.7	—
Cost of goods sold	92.3	296.0	241.5	—	629.8
Gross margin	166.6	7.3	54.2	—	228.1
Depreciation and amortization	7.5	39.0	25.3	2.2	74.0
Inter-segment sales	—	—	5.8	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.	Other Income

	Three Months Ended
	March 31
	2010	2009

Share of earnings of equity investees	$26.2	$37.9
Other	2.0	(2.9)

	$28.2	$35.0

6.	Interest Expense

	Three Months Ended
	March 31
	2010	2009

Interest expense on
Short-term debt	$2.1	$4.3
Long-term debt	53.6	33.7
Interest capitalized to property, plant and equipment	(20.7)	(12.8)
Interest income	(4.5)	(2.0)

	$30.5	$23.2

7.	Income Taxes
For the three months ended March 31, 2010, the company’s income tax expense was $182.4. This compared to a recovery of $113.7 for the same period last year. The actual effective tax rate including discrete items for the three months ended March 31, 2010 was 29 percent compared to negative 59 percent for the first three months of 2009.
The income tax expense for the three months ended March 31, 2010 included the following discrete items:
•	A current income tax expense of $18.2 to adjust a 2009 income tax provision to the income tax return filed this quarter.

•	A future income tax expense of $6.3 as a result of US legislative changes to Medicare Part D adopted during the quarter.
The income tax recovery for the three months ended March 31, 2009 included the following discrete items:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring.

•	A current income tax recovery of $47.6 that related to an increase in permanent deductions in the US from prior years, which had a positive impact on cash.
8.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2010 of 296,119,000 (2009 — 295,232,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options for which performance conditions have been met and with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2010 was 304,704,000 (2009 — 303,324,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
9.	Comparative Figures
During the quarter, non-cash errors were identified pertaining to prior periods in respect of accounting for asset retirement obligations in the phosphate segment. These are not material to the periods to which they relate. However, as correcting the errors in the current quarter would have materially distorted net income for the quarter, the company has corrected them by revising the impacted balances in the relevant periods, with the opening balance recorded to opening retained earnings in the first period presented. The impact on the comparative figures presented in the company’s condensed consolidated statements was as follows:
•	statements of financial position at December 31, 2009: increase liability for asset retirement obligations by $97.8 (of which $17.5 was included in payables and accrued charges), reduce future income tax liability by $36.9, reduce retained earnings by $60.9

•	statements of accumulated other comprehensive income and retained earnings at December 31, 2009: reduce retained earnings by $60.9

•	statements of operations and retained earnings for the three months ended March 31, 2009: increase cost of goods sold by $1.5, reduce income tax expense by $0.6, reduce opening retained earnings by $53.8; there was no impact on basic earnings per share while diluted earnings per share was reduced $0.01

•	statements of cash flow for the three months ended March 31, 2009: reduce net income by $0.9, increase adjustments to reconcile net income to cash provided by operating activities through reduction in recovery of future income tax of $0.6 and increase in other long-term liabilities of $1.5; there was no net impact on cash flow for the period

•	statements of comprehensive income for the three months ended March 31, 2009: reduce net income and comprehensive income by $0.9.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2010	2009

Potash Operating Data
Production (KCl Tonnes — thousands)	1,955	1,040
Shutdown weeks	13.4	38.9
Sales (tonnes — thousands)
Manufactured Product
North America	1,266	133
Offshore	1,198	341

Manufactured Product	2,464	474

Potash Net Sales
(US $ millions)
Sales	$892.2	$269.2
Less: Freight	67.3	6.7
Transportation and distribution	28.6	3.6

Net Sales	$796.3	$258.9

Manufactured Product
North America	$449.8	$85.4
Offshore	341.9	168.0
Other miscellaneous and purchased product	4.6	5.5

Net Sales	$796.3	$258.9

Potash Average Price per MT
North America	$355.19	$639.91
Offshore	$285.48	$493.03

Manufactured Product	$321.31	$534.35

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2010	2009

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	494	236
P2O5 Operating Rate	83%	40%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	248	96
Fertilizer — Solid phosphates	293	270
Feed	167	114
Industrial	152	116

Manufactured Product	860	596

Phosphate Net Sales
(US $ millions)
Sales	$401.3	$329.9
Less: Freight	25.6	18.2
Transportation and distribution	9.8	8.4

Net Sales	$365.9	$303.3

Manufactured Product
Fertilizer — Liquid phosphates	$81.3	$44.1
Fertilizer — Solid phosphates	125.4	92.6
Feed	71.2	68.5
Industrial	82.0	94.6
Other miscellaneous and purchased product	6.0	3.5

Net Sales	$365.9	$303.3

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$327.87	$457.62
Fertilizer — Solid phosphates	$428.30	$342.75
Feed	$426.22	$603.39
Industrial	$540.11	$817.50

Manufactured Product	$418.67	$503.25

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2010	2009

Nitrogen Operating Data
Production (N Tonnes — thousands)	738	648
Average Natural Gas Production Cost per MMBtu	$4.92	$3.68
Sales (tonnes — thousands)
Manufactured Product
Ammonia	430	479
Urea	344	395
Nitrogen solutions/Nitric acid/Ammonium nitrate	548	386

Manufactured Product	1,322	1,260

Fertilizer sales tonnes	498	580
Industrial/Feed sales tonnes	824	680

Manufactured Product	1,322	1,260

Nitrogen Net Sales
(US $ millions)
Sales	$420.1	$323.4
Less: Freight	12.3	12.7
Transportation and distribution	11.5	15.0

Net Sales	$396.3	$295.7

Manufactured Product
Ammonia	$147.4	$90.9
Urea	120.8	121.6
Nitrogen solutions/Nitric acid/Ammonium nitrate	98.6	73.0
Other miscellaneous and purchased product	29.5	10.2

Net Sales	$396.3	$295.7

Fertilizer net sales	$129.2	$144.2
Industrial/Feed net sales	237.6	141.3
Other miscellaneous and purchased product	29.5	10.2

Net Sales	$396.3	$295.7

Nitrogen Average Price per MT
Ammonia	$343.30	$189.74
Urea	$351.28	$308.10
Nitrogen solutions/Nitric acid/Ammonium nitrate	$179.90	$189.29

Manufactured Product	$277.60	$226.69

Fertilizer average price per MT	$259.39	$248.72
Industrial/Feed average price per MT	$288.61	$207.90

Manufactured Product	$277.60	$226.69

Exchange Rate (Cdn$/US$)

	2010	2009

December 31		1.0466
March 31	1.0156	1.2602
First-quarter average conversion rate	1.0514	1.2353

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except percentage amounts)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. Management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND EBITDA MARGIN
Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2010	2009 (1)

Net income	$449.2	$307.4
Income taxes	182.4	(113.7)
Interest expense	30.5	23.2
Depreciation and amortization	101.1	74.0

EBITDA	763.2	290.9

(1)	Certain of the prior periods’ figures have been revised as described in Note 9.
EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended
	March 31
	2010	2009

Sales	$1,713.6	$922.5
Freight	(105.2)	(37.6)
Transportation and distribution	(49.9)	(27.0)

Net sales	1,558.5	857.9

Net income as a percentage of sales	26.2%	33.3%
EBITDA margin	49.0%	33.9%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight and transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight and transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of operations.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2010	2009

Cash flow prior to working capital changes (1)	$587.9	$182.9

Changes in non-cash operating working capital
Receivables	84.9	137.4
Inventories	42.3	60.6
Prepaid expenses and other current assets	(9.2)	(26.8)
Payables and accrued charges	82.6	(255.4)

Changes in non-cash operating working capital	200.6	(84.2)

Cash provided by operating activities	$788.5	$98.7
Additions to property, plant and equipment	(453.0)	(366.1)
Other assets and intangible assets	(15.4)	(11.2)
Changes in non-cash operating working capital	(200.6)	84.2

Free cash flow (2)	$119.5	$(194.4)

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.